Exhibit 11.1.

                      INTERWEST HOME MEDICAL, INC.
                  Schedule of Weighted Average Shares


                                         2000       1999          1998
                                    ----------------------------------------

Weighted average shares:

      Issued common shares             4,084,000  4,089,000    4,085,000
      Common stock equivalents            168,00        -0-          -0-

                                      ----------- ----------- -----------
Total weighted average per share       4,252,000  4,089,000    4,085,000
                                      =========== =========== ==========










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